UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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COMMERCIAL VEHICLE GROUP, INC.
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(Name of person(s) filing proxy statement, if other than the registrant)
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Explanatory Note
The Company is filing this amendment to the proxy statement solely to update the biography section of our Director Nominees, specifically that of Mr. Harold Bevis.
Director Nominees
Scott C. Arves has served as a Director since July 2005. From January 2007 to June 2015, Mr. Arves served as President and Chief Executive Officer of Transport America, a truckload, intermodal and logistics provider. Prior to joining Transport America, Mr. Arves was President of Transportation for Schneider National, Inc., a provider of transportation, logistics and related services, from May 2000 to July 2006. Mr. Arves brings over 30 years of transportation experience to his role as Director, including 19 years of P&L experience and 16 years as a Division President or Chief Executive Officer.
Harold Bevis has served as a Director since June 2014. He brings 30 years of leadership experience to the Board, including 20 years of experience as a business leader with leadership assignments at GE and Emerson Electric; and 14 years of experience as a CEO, President and Director of global manufacturing companies. He has worked in public companies for 15 years and private companies for 15 years. Mr. Bevis served as President, Chief Executive Officer and Director of Xerium Technologies, Inc. (NYSE:XRM) from August 2012 to April 2017. Mr. Bevis earned a bachelor-of-science degree in engineering from Iowa State University and a master's degree from Columbia University and is a certified Green Belt in Lean Six Sigma.
Roger L. Fix has served as a Director since June 2014. He currently serves as a member of the board of directors of Standex International Corporation. He served as Non-Executive Chairman from 2014 - 2016, and President and Chief Executive Officer of Standex from 2003 to 2014. He was Standex’s President and Chief Operating Officer from 2001 to 2003. Prior to joining Standex, Mr. Fix held a number of general management positions at Emerson Electric, the TI Group, plc and TRW over a period of more than 20 years. Mr. Fix has served as a director of Flowserve Corporation since 2006 and serves as the Chairman of the Corporate Nominating and Governance Committee and a member of the Audit Committee. Mr. Fix earned a master’s degree in mechanical engineering from the University of Texas and a bachelor-of-science degree in mechanical engineering from the University of Nebraska.
Robert C. Griffin has served as a Director since July 2005. His career spanned over 25 years in the financial sector, including Head of Investment Banking Americas and Management Committee Member for Barclay’s Capital from 2000 to 2002. Prior to that, Mr. Griffin served as the Global Head of Financial Sponsor Coverage for Bank of America Securities and a member of its Montgomery Securities Subsidiary Management Committee from 1998 to 2000 and as Group Executive Vice President of Bank of America and a member of its Senior Management Committee from 1997 to 1998. Mr. Griffin served as a Director of GSE Holdings, Inc., from December 2011 to August 2014 where he was Chairman of the Board and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Griffin serves as a Director of Builders FirstSource, Inc., where he is Chairman of the Audit Committee, a member of the Compensation Committee and the Nominating Committee and was Chairman of their Special Committee in 2009 and 2015, and as a Director of The J.G. Wentworth Company where he is currently Chairman of the Audit Committee. Mr. Griffin brings strong financial and management expertise to our Board through his experience as an officer and director of a public company, service on other boards and his senior leadership tenure within the financial industry.
Patrick E. Miller has served as a Director and as the President and Chief Executive Officer of the Company since November 2015. Mr. Miller has been with the Company since 2005. During this time, he served in the capacity of Senior Vice President & General Manager of Aftermarket; Senior Vice President of Global Purchasing; Vice President of Global Sales; and Vice President & General Manager of North American Truck and Vice President & General Manager of Structures. Prior to joining the Company, Mr. Miller held engineering, sales, and operational leadership positions with Hayes Lemmerz International, Alcoa, Inc. and ArvinMeritor. He holds a Bachelor of Science in Industrial Engineering from Purdue University and a Masters of Business Administration from the Harvard University Graduate School of Business. Mr. Miller brings his extensive leadership skills and management talent, as well as his understanding of our business, operations, products, markets and customers, to the Board.
Wayne M. Rancourt has served as a Director since July 2016. He has served as the Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company, a North American-based manufacturing and distribution company. Mr. Rancourt has over 30 years of experience in various finance-related roles, including chief financial officer, treasurer, investor relations, strategic planning, as well as internal audit, and brings that financial experience to our Board. Mr. Rancourt received a Bachelor of Science degree in Accounting from Central Washington University.
Richard A. Snell has served as a Director since August 2004 and as Chairman since March 2010. He served as Chairman and Chief Executive Officer of Qualitor, Inc. from May 2005 until April 2015 and as an Operating Partner at HCI Partners from 2003 to December 2015. Mr. Snell served as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, where he served from 1996 to 2000, and as Chief Executive Officer at Tenneco Automotive, also an automotive parts manufacturer, where he was employed from 1987 to 1996. Mr. Snell served as a Director of Schneider National, Inc., a multi-national trucking company, and as a member of their Compensation and Governance Committees from 1996 to 2011.